Nucor Announces the Addition of John H. Walker to the Nucor Board of Directors

CHARLOTTE, N.C., Dec. 10 /PRNewswire-FirstCall/ -- Nucor Corporation (NYSE: NUE) is pleased to announce that John H. Walker has been elected to the board of directors effective January 1, 2008. Mr. Walker, 50, currently serves as the chief executive officer of Global Brass and Copper, Inc. ("GBC"). GBC is the leading manufacturer and distributor of copper and copper-alloy products in North America.

Mr. Walker is a graduate of Virginia Polytechnical Institute and received his MBA from Carnegie-Mellon University. He joins the Nucor board with twenty-five years of industry experience. Prior to his appointment as chief executive officer of GBC in 2007, Mr. Walker served as chief executive officer and president of The Boler Company and Weirton Steel Corporation and as president of flat-rolled products at Kaiser Aluminum Corporation. Mr. Walker also serves on the board of directors of Delphi Corporation and UAL Corporation, the parent company of United Airlines.

"We believe that John will be an excellent addition to the Nucor board due to his manufacturing experience and leadership skills," said Dan DiMicco, chairman, president and chief executive officer of Nucor. "We are pleased to welcome him to our team."

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is North America's largest recycler.